February 2, 2006

Mail Stop 3561

Via US Mail and Facsimile

Mr. David L. Osborn
President
16970 Dallas Parkway, Suite 402
Dallas, Texas 75248

Re:	Hudson`s Grill International Inc.
	Form 10-KSB for the fiscal year ended December 31, 2004
	Form 10-QSB for the quarter ended March 31, 2005, June 30,
2005
and
      September 30, 2005
	Commission file # 333-94797:

Dear Mr. Osborn:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

							Sincerely,



Linda Cvrkel
Branch Chief